Exhibit 99.1

Second Quarter Report

June 30, 2013

August 30, 2013

Dear Shareholder:

Each quarter we look forward to sharing our progress with you, our shareholders, as we diligently work toward building a financial services company that is making a difference in the communities we serve. In spite of a challenging banking environment, we remain positioned well to benefit from economic recovery, and we are taking the necessary steps in order to grow our Company in our own and other markets. Though we still face unprecedented situations within the economic and regulatory landscape in which we are operating, we continue to make headway and are committed to our strategy, our vision and our mission.

Total Assets as of June 30, 2013 were $529.7 million, $4.1 million greater than the same period in 2012. New loans, however, continue to be a challenge for the Company and the industry. Total loans outstanding have declined $21.3 million or 6.2% from a year ago. Loans as a percentage of Total Assets are down 4.1%, which reduces the banks’ Interest Income as lack of loan demand means we have to invest excess funds in lower yielding securities or overnight funds. We have elected to stay liquid with our investments due to the potential increase in interest rates, sacrificing current yield for future benefit. This balance sheet mix is not particular to Uwharrie Capital Corp, but rather the banking industry as a whole. Despite the decline in loans, deposits increased $19.0 million or 4.3% annually as we continue to grow in our current markets. The growth in deposits allowed us to reduce wholesale borrowings, which reduces interest expense and helps mitigate the Net Interest Margin compression we are currently experiencing from the decline in loans. Our Net Interest Margin (the difference between what we pay for funding and what we earn from loans and investments) is down $322 thousand from June 30, 2012, but is up $145 thousand or 3.6% since March 31, 2013. This is signaling a possible bottoming of margin compression.

During the second quarter, as required by regulation, the Company took a one-time, pre-tax charge of $680 thousand due to an updated annual appraisal obtained on one piece of foreclosed property. Appraisals continue to be a challenge for the industry, which reflect more stressed sales than economic values. The appraised value of any property may or may not reflect the true market value. This can only be determined upon final sale. We believe the valuation which resulted in this write-down does not reflect the intrinsic value of the property. Any additional adjustments, albeit positive or negative, will be reflected at the time of actual sale.

Despite this write-down, asset quality continues to improve at your Company. Non-performing Assets reached its lowest point in three years. Asset quality trends and modestly improved economic conditions led to significant income recognition as required reserves in our allowance for loan and lease losses was reduced.

Net Income After Taxes for Q2 2013 was $156 thousand compared to the same period during 2012 of $401 thousand. Excluding the aforementioned one-time charge of $680 thousand, Net Income would have been $605 thousand, slightly better than a 50% increase year-over-year. Year-to-date Net Income Available to Common Shareholders is $476 thousand, including this charge and after all dividends paid.

During the first six months of 2013, we paid $217 thousand to Preferred Shareholders in our respective local communities through dividends on our preferred stock issued at year end. All new preferred stock offerings are replacing our TARP proceeds. We are currently offering the final replacement preferred stock to fully repay TARP. Sales of this final preferred offering are going well. We have subscriptions in hand for close to $2.5 million which leaves approximately $300 thousand remaining to sell by September 15th. We encourage each of you and friends of the Company to take advantage of this opportunity. This stock is paying a dividend rate of 5.3% per annum, and will be issued on or before October 1, 2013, once fully subscribed. Also, preferred stock dividends typically have a tax advantage over ordinary income (such as interest from CD’s or other savings investments, but you should consult your tax advisor regarding a potential tax advantage.)

Lastly, we are in the final stages of the consolidation of our three subsidiary banks, and look forward to becoming Uwharrie Bank on September 1, 2013. Overall, our operating expenses have improved during the first half of 2013, but the full cost savings from the consolidation will not be realized for some months following the merger and the conversion of customer accounts into a single entity. Customer account conversions will not be completed until November 8, 2013. This transition has required substantial planning and execution by our associates and vendors, but in the end will improve efficiencies, thus reducing operating, regulatory and governance expenses. The one thing that will not change is the core values of your company, and the high level of customer service in all of our markets.

It is an exciting time to be part of the Uwharrie Capital Corp family. We thank you for supporting the Company both as shareholders and customers. As always, we remind you that the best way to enhance your investment in Uwharrie Capital Corp is to do business with your banking and investment subsidiaries and encourage others to do so as well.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey

Roger L. Dick	Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer